Exhibit 5.1

Board of Directors

Home BancShares, Inc.

719 Harkrider, Suite 100

Conway, Arkansas 72032

Re:	$300,000,000 Aggregate Principal Amount of 5.625% Fixed-to-Floating Rate Subordinated Notes due 2027

Gentlemen:

We have acted as counsel to Home BancShares, Inc., an Arkansas corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a shelf Registration Statement on Form S-3 (File No. 333-208307), filed December 2, 2015, as amended by that certain post-effective Amendment No. 1 filed with the Commission on March 28, 2017 (collectively, the “Registration Statement”). As described in the Registration Statement, the Company may from time to time issue certain specified securities, including unsecured subordinated debt securities, in one or more offerings. This opinion is issued with respect to the Company’s offering of unsecured subordinated debt securities on the date hereof, consisting of $300,000,000 aggregate principal amount of 5.625% Fixed-to-Floating Rate Subordinated Notes due 2027 (the “Notes”), as described in a prospectus supplement dated March 30, 2017 (the “Prospectus Supplement”).

The Notes will be issued under a Subordinated Indenture (the “Base Indenture”), dated as of April 3, 2017, between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), dated as of April 3, 2017, between the Company and the Trustee. The sale of the Notes will be made pursuant to the terms of an Underwriting Agreement (the “Underwriting Agreement”), dated March 30, 2017, between the Company and RBC Capital Markets, LLC, as representatives of the several underwriters (the “Underwriters”) named in the Underwriting Agreement.

Home BancShares, Inc.

April 3, 2017

We have reviewed the Registration Statement, the Prospectus Supplement, the Underwriting Agreement, the Indenture, the form of the Notes, such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

Based upon, subject to and limited by the foregoing and the other limitations, qualifications and assumptions herein, we are of the opinion that when, as and if the Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and the Notes have been duly issued and delivered against payment therefor in accordance with the Underwriting Agreement, then, upon the happening of such events, the Notes will constitute valid and binding obligations of the Company.

Our opinion is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. We do not express any opinion herein on any laws other than the law of the State of Arkansas, the law of the State of New York, and the federal law of the United States of America.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the issuance of the Notes. We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed the date hereof, and to its incorporation by reference into the Registration Statement. We also hereby consent to the reference to our firm under the heading “Certain Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Mitchell, Williams, Selig,
Gates & Woodyard, P.L.L.C.

MITCHELL, WILLIAMS, SELIG, GATES & WOODYARD, P.L.L.C.